UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2020

NEENAH INC
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240				20-1308307
(State of Incorporation)	(Commission File No.)				(I.R.S. Employer Identification No.)

	3460 Preston Ridge Road
	Alpharetta	,	Georgia	30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement
On March 3, 2020, Neenah Composites, LLC, a Delaware limited liability company (the “Buyer”) and wholly owned subsidiary of Neenah, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Vectorply Corporation, a Georgia corporation (“Vectorply”), each of the Sellers party thereto (the “Sellers”), and MSouth Equity Partners, L.P., a Delaware limited partnership in its capacity as the representative of the Sellers (the “Sellers’ Representative”), pursuant to which the Sellers agreed to sell to the Buyer, and the Buyer agreed to purchase from the Sellers, all of the issued and outstanding capital stock of Vectorply (the “Transaction”). The purchase price for the Transaction is $155 million in cash, subject to certain closing adjustments.
The closing of the Transaction is subject to customary closing conditions, including among others (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (ii) customary conditions regarding the accuracy of the representations and warranties and compliance by the parties in all material respects with their respective obligations under the Purchase Agreement. The Transaction is expected to close early in the second quarter of 2020, subject to the satisfaction of the foregoing conditions, among other things.
The Purchase Agreement contains customary representations, warranties and covenants by the Buyer, Vectorply, the Sellers and the Sellers’ Representative. Between the date of the Purchase Agreement and the closing of the Transaction, the Sellers have agreed to cause Vectorply to operate in the ordinary course of business and certain other operating covenants with respect to Vectorply’s business. The Purchase Agreement includes customary termination provisions, including a right by the Buyer or the Seller to terminate the Purchase Agreement if the closing of the Transaction has not occurred on or before June 1, 2020, subject to certain exceptions and conditions.
The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference herein in its entirety. The Purchase Agreement has been included to provide the Company’s stockholders with information regarding its terms. It is not intended to provide any other information about the Company or its subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by each of the Buyer, Vectorply, the Sellers and the Sellers’ Representative. These representations and warranties were made solely for the benefit of the other parties to the Purchase Agreement and (i) may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, (ii) may have been qualified in the Purchase Agreement by confidential disclosure schedules that were delivered to the other parties in connection with the signing of the Purchase Agreement, which disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Purchase Agreement, (iii) may be subject to a contractual standard of materiality applicable to the parties that differs from what a stockholder may view as material and (iv) may have been made only as of the date of the Purchase Agreement or as of another date or dates as may be specified in the Purchase Agreement. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures, if at all. Accordingly, stockholders should not rely upon representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries and affiliates.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits:
Exhibit No.         Description of Exhibit

2.1
Stock Purchase Agreement, dated March 3, 2020, by and among Neenah Composites, LLC, Vectorply Corporation, each of the Sellers party thereto and MSouth Equity Partners, L.P. in its capacity as the representative of the Sellers.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* exhibits to the Stock Purchase Agreement will be made available upon request

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH, INC.
(Registrant)

Date: March 9, 2020	/s/ Noah S. Benz
Noah S. Benz Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

2.1
Stock Purchase Agreement, dated March 3, 2020, by and among Neenah Composites, LLC, Vectorply Corporation, each of the Sellers party thereto and MSouth Equity Partners, L.P. in its capacity as the representative of the Sellers. *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* exhibits to the Stock Purchase Agreement will be made available upon request